Exhibit 99.1

Equinix Investor Relations Contact:	Equinix Media Contact:
Jason Starr	David Fonkalsrud
Equinix, Inc.	K/F Communications, Inc.
(650) 513-7402	(415) 255-6506
jstarr@equinix.com	dave@kfcomm.com

EQUINIX REPORTS EARNINGS FOR FIRST QUARTER 2003;

COMPANY EXCEEDS GUIDANCE

•	Increases revenues by 26% over same quarter 2002

•	Accelerates cash flow positive from operations projection to end of third quarter 2003

•	Announces definitive agreements for an additional $10 million in funding from Crosslink Capital

•	Gains 59 new customers including Adobe and Fidelity with strong bookings from installed base including Electronic Arts, Fujitsu, Google, IBM, and Sony

Foster City, CA—May 13, 2003—Equinix, Inc. (Nasdaq: EQIX), the leading provider of network-neutral data centers and Internet exchange services, today reported its quarterly results for the period ended March 31, 2003.

Revenues on a combined company basis, which now includes the acquired operations of Pihana Pacific and i-STT, were $25.4 million for the first quarter ended March 31, a 26% increase over the same quarter last year and a 35% increase over fourth quarter of 2002. Of the total company’s available cabinets, 31% were billing as of March 31. Cost of revenues, excluding non-cash depreciation, amortization and stock-based compensation, were $17.0 million for the first quarter. Selling, general and administrative expenses, excluding non-cash depreciation, amortization and stock-based compensation, were $11.5 million for the first quarter. Net loss for the first quarter was $25.6 million, or basic net loss per share of $3.00.

On a pre-acquisition Equinix basis, which excludes the Pihana Pacific and i-STT operations, recurring revenues were $19.3 million. This represents a 17% increase over the same quarter last year and a 10% increase over fourth quarter of 2002. Cost of revenues were $12.2 million, excluding non-cash depreciation, amortization and stock-based compensation, a 15% improvement over same quarter last year and a 4% improvement sequentially. Selling, general and administrative expenses were $7.3 million, excluding non-cash depreciation, amortization and stock-based compensation, a slight improvement over same quarter last year and a 9% improvement sequentially.

For the combined companies, cash used in operations for the quarter was approximately $7.9 million, which excludes one-time merger, financing and restructuring costs. Cash used in operations, including all one-time charges, was $19.6 million. The company also announced the acceleration of the projection of cash flow positive from operations from the previous guidance of year-end 2003 to now take place by the end of third quarter of 2003. Cash flow generated from investing activities was $1.6 million, primarily related to the release of restricted cash to fund a bond interest payment, partially offset by capital expenditures of $0.3 million. Cash used in financing activities was $2.4 million, primarily related to costs attributed to the repayment of certain debt facilities. As of March 31, 2003, the company’s cash balance was $21.0 million, which excludes the planned $10 million investment from Crosslink Capital.

Equinix added 59 new customers in the first quarter including Adobe, Euronext.liffe, Fidelity, Kontiki, and Rogers Cable. The company also received a record number of additional orders in the quarter from more than 165 of Equinix’s existing customers including Accenture, Electronic Arts, Fujitsu, Google, Hotwire, IBM, Kyocera, Level 3, PayPal, Sony, and Yahoo!

“This was a solid first quarter, demonstrating great momentum into 2003. The quality of new bookings, the rise in revenues from our margin rich exchange services, and progress in our Asia integration efforts has made it possible to accelerate our timeline to an operating cash flow positive position,” said Peter Van Camp, CEO of Equinix.

Company Developments

On April 29, Equinix signed definitive agreements for an investment of $10 million dollars from Crosslink Capital. The transaction is expected to close in June. The company intends to retain the proceeds from this financing on its balance sheet for greater operating flexibility.

Extending the value of its exchange services business model, Equinix also announced two new services in the US and Asia, including:

•	Equinix Direct, a multi-network management service that allows enterprises and content companies to easily manage multiple network providers

•	Equinix GigE Exchange extended into Asia, a service that allows ISPs and content companies to peer or exchange traffic. This service introduction builds on the success and market leadership Equinix has attained in the US

Business Outlook

For the second quarter 2003, the company expects revenue to be in the range of $27 to $28 million and cash used in operations will be less than $5 million. Cash used in investing activities, consisting primarily of capital expenditures, will be approximately $2 million. Cash flow generated from financing activities will be in excess of $5 million, including $10 million of cash expected from the planned Crosslink investment, which will be offset by costs attributed to the repayment of certain debt facilities. As of June 30, 2003, total cash is expected to be greater than $22 million.

Full year revenues are projected to be in the range of $112 to $118 million and cash used in operations will be less than $23 million. Cash used in investing activities, consisting primarily of capital expenditures, will be approximately $4 million. Cash flow generated from financing activities, including $10 million of cash expected from the Crosslink investment, offset by costs attributed to the repayment of certain debt facilities, will be greater than $1 million. Total cash as of December 31, 2003 is expected to be in the range of $18 to $20 million.

About Equinix

Equinix is the leading global provider of network-neutral data centers and Internet exchange services for enterprises, content companies and network services providers. Through the company’s 15 Internet Business Exchange™ (IBX®) centers in six countries, customers can directly interconnect with the providers that serve more than 90% of the world’s Internet networks and users for their critical peering, transit and traffic exchange requirements. These interconnection points facilitate the highest performance and growth of the Internet by serving as neutral and open marketplaces for Internet infrastructure services, allowing customers to expand their businesses while reducing costs.

Equinix and IBX are registered trademarks of Equinix, Inc. Internet Business Exchange is a trademark of Equinix, Inc.

# # #

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the failure of the Crosslink transaction to close, the challenges of operating IBX centers and developing, deploying and delivering Equinix services; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay outstanding indebtedness; the loss or decline in business from our key customers and other risks described from time to time in Equinix’s filings with the Securities and Exchange Commission. In particular, see Equinix’s recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

EQUINIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share detail)

	Three Months Ended
	March 31, 2003	March 31, 2002
	(unaudited)

Revenues	$25,435	$20,158
Cost of revenues	30,619	25,426

Gross profit (loss)	(5,184)	(5,268)

Operating expenses:
Sales and marketing	4,703	4,170
General and administrative	10,924	6,741

Total operating expenses	15,627	10,911

Loss from operations (1)	(20,811)	(16,179)

Interest and other income (expense):
Interest income	70	493
Interest expense and other	(4,812)	(9,670)
Gain on debt extinguishments	—	11,662

Total interest and other, net	(4,742)	2,485

Net loss	$(25,553)	$(13,694)

Basic and diluted net loss per share	$(3.00)	$(5.16)

Shares used in computing basic and diluted net loss per share	8,512	2,656

(1) Loss from operations includes the following non-cash expenses:

Depreciation and amortization expense:
Cost of revenues	$13,549	$10,925
Sales and marketing	525	—
General and administrative	2,705	1,134

	16,779	12,059

Stock-based compensation expense:
Cost of revenues	40	91
Sales and marketing	113	433
General and administrative	805	2,057

	958	2,581

Total non-cash expenses in loss from operations	$17,737	$14,640

EQUINIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2003	December 31, 2002
	(unaudited)
Assets
Cash and cash equivalents	$20,978	$41,216
Restricted cash	2,418	4,407
Accounts receivable, net	10,675	9,152
Property and equipment, net	373,936	390,048
Intangible assets, net	24,627	24,981
Other assets	18,852	22,199

Total assets	$451,486	$492,003

Liabilities and Stockholders' Equity
Accounts payable and accrued expenses (1)	$13,937	$20,347
Accrued restructuring charges	4,259	11,528
Accrued interest payable	2,371	2,311
Debt facilities and capital lease obligations	6,805	9,224
Credit facility	91,510	91,510
Senior notes	28,986	28,908
Convertible secured note	25,602	25,354
Other liabilities	18,931	18,627

Total liabilities	192,401	207,809

Preferred stock	2	2
Common stock	9	8
Additional paid-in capital	638,134	638,065
Deferred stock-based compensation	(1,844)	(2,865)
Accumulated other comprehensive income (loss)	(30)	617
Accumulated deficit	(377,186)	(351,633)

Total stockholders' equity	259,085	284,194

Total liabilities and stockholders' equity	$451,486	$492,003

(1)	Accounts payable and accrued expenses include $720,000 and $4,488,000 of accrued merger and financing costs as of March 31, 2003 and December 31, 2002, respectively.

EQUINIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended
	March 31, 2003	March 31, 2002
	(unaudited)
Cash flows from operating activities:
Net loss	$(25,553)	$(13,694)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	16,779	12,059
Amortization of stock-based compensation	958	2,581
Gain on debt extinguishment	—	(11,662)
Non-cash interest expense	2,086	1,566
Other reconciling items	987	1,173
Changes in operating assets and liabilities:
Accounts receivable	(1,677)	(1,640)
Accounts payable and accrued expenses	(2,642)	(105)
Accrued restructuring charges	(7,919)	102
Accrued merger and financing costs	(3,768)	—
Accrued interest payable	(990)	6,201
Other assets and liabilities	2,181	1,374

Net cash used in operating activities	(19,558)	(2,045)

Cash flows from investing activities:
Purchases of property and equipment	(346)	(2,836)
Payments of accrued construction in progress	—	(24,000)
Other investing activities	1,989	5,258

Net cash provided by (used in) investing activities	1,643	(21,578)

Cash flows from financing activities:
Repayment of debt facilities and capital lease obligations	(2,518)	(1,717)
Other financing activities	159	336

Net cash used in financing activities	(2,359)	(1,381)

Effect of foreign currency exchange rates on cash and cash equivalents	36	(74)

Net decrease in cash and cash equivalents	(20,238)	(25,078)
Cash and cash equivalents at beginning of period	41,216	58,831

Cash and cash equivalents at end of period	$20,978	$33,753